  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 17, 1999.

                                                      REGISTRATION NO. 333-78357
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 5
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                JORE CORPORATION

             (Exact Name of Registrant as Specified in Its Charter)

           MONTANA                           3423                        81-0465233
 (State or other Jurisdiction    (Primary Standard Industrial         (I.R.S. Employer
              of                 Classification Code Number)       Identification Number)
Incorporation or Organization)

                                   45000 HIGHWAY 93 SOUTH
                                    RONAN, MONTANA 59864
                                       (406) 676-4900
                              (Address and Telephone Number of
                         Registrant's Principal Executive Offices)
                                  DAVID H. BJORNSON, ESQ.
                                  CHIEF FINANCIAL OFFICER
                                      JORE CORPORATION
                                   45000 HIGHWAY 93 SOUTH
                                    RONAN, MONTANA 59864
                                 TELEPHONE: (406) 676-4900
                           (Name, Address and Telephone Number of
                                     Agent for Service)

                         ------------------------------

                                   COPIES TO:

    William E. Van Valkenberg, Esq.                   Matthew B. Jore                         Ronald J. Lone, Esq.
        Jonathan K. Wright, Esq.                  Chief Executive Officer                  Christopher J. Voss, Esq.
Van Valkenberg Furber Law Group P.L.L.C.              Jore Corporation                          Stoel Rives LLP
     1325 Fourth Avenue, Suite 1200                45000 Highway 93 South                    3600 One Union Square
     Seattle, Washington 98101-2509                 Ronan, Montana 59864                     600 University Street
       Telephone: (206) 464-0460                 Telephone: (406) 676-4900               Seattle, Washington 98101-3197
       Facsimile: (206) 464-2857                 Facsimile: (406) 676-8400                 Telephone: (206) 624-0900
                                                                                           Facsimile: (206) 386-7500

                         ------------------------------

        Approximate date of commencement of proposed sale to the public:

 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT

                         ------------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the estimated fees and expenses of this offering (excluding underwriting discounts and commissions):

                                                                                   AMOUNT(1)
                                                                                  ------------
SEC Registration Fee............................................................  $     12,510
NASD Filing Fee.................................................................  $      5,000
Nasdaq National Market Listing Fee..............................................  $     88,500
Non-Accountable Expense Allowance...............................................  $     25,000
Legal Fees and Expenses.........................................................  $    225,000
Accounting Fees and Expenses....................................................  $    350,000
Blue Sky Qualification Fees and Expenses........................................  $      5,000
Transfer Agent and Registrar Fees...............................................  $     15,000
Printing Expenses...............................................................  $    100,000
Insurance Policy Premiums.......................................................  $    100,000
Miscellaneous Expenses..........................................................  $     73,990
                                                                                  ------------
    Total.......................................................................  $  1,000,000
                                                                                  ------------
                                                                                  ------------

------------------------

(1) All amounts have been estimated except the NASD filing and SEC Registration Fee. We will be obligated to pay all of the above expenses.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Sections 35-1-451 through 35-1-457 of the Montana Code Annotated authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended, Article IX of the registrant's Amended and Restated Bylaws provides for indemnification of the registrant's directors, officers, employees and agents to an extent not inconsistent with Montana law. Directors of the registrant also may be indemnified pursuant to a liability insurance policy maintained by the registrant for such purpose.

    Section 35-1-452 of the Montana Code Annotated authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in connection with a proceeding by or in the right of the corporation in which the director is adjudged liable to the corporation or in connection with any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article VI of the registrant's Amended and Restated Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Montana law, such limitations on a director's liability to the registrant and its shareholders.

    The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the Underwriters of the registrant and its executive officers and directors, and by the registrant of the Underwriters, for certain liabilities, including liabilities arising under the Securities Act, in connection with matters specifically provided by the Underwriters for inclusion in this Registration Statement.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    We have made the following sales of securities for the consideration indicated during the past three years, none of which sales were registered under the Securities Act. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. The information below gives effect to a 216.017-for-1 stock split effected in May 1999.

    From September 30, 1998 to July 27, 1999, we granted stock options to purchase 913,628 shares of common stock at exercise prices ranging from $4.42 to $9.26 per share to employees, directors and consultants pursuant to our 1997 Stock Plan. We believe that the issuance of the options were exempt from the registration by virtue of Rule 701.

    On October 1, 1998, we issued to the six shareholders of Montana American Manufacturing Corporation ("MAMC") an aggregate of 360,654 shares of common stock valued at $3.58 per share in exchange for all of the outstanding capital stock of MAMC. We believe the issuance of the shares was exempt from registration under Section 4(2) of the Securities Act and Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering.

    On October 1, 1998, we issued to one person in exchange for land an aggregate of 54,436 shares of common stock valued at $3.58 per share. We believe the issuance of the shares was exempt from registration under Section 4(2) of the Securities Act and Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering.

    On January 1, 1999, we issued to the twenty members of Montana American Equipment, LLC ("MAE") an aggregate of 452,774 shares of common stock valued at $5.77 per share in exchange for all of the outstanding membership interests of MAE. We believe the issuance of the shares was exempt from registration under
Section 4(2) of the Securities Act and Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering.

    On February 5, 1999, we issued a warrant to purchase 11,881 shares of common stock at a per share exercise price of $8.41 to one party. We believe that the issuance of the warrant was exempt from the registration by virtue of Section 4(2) of the Securities Act as a transaction not involving a public offering.

    In February 1999, we issued two options to purchase 155,532 shares each of common stock at a per share exercise price of $9.26 to one director and one former director. We believe that the issuance of the options were exempt from the registration by virtue of Section 4(2) of the Securities Act as a transaction not involving a public offering.

    Between April and August 1999, we issued to 31 accredited investors approximately $14.4 million aggregate principal amount of subordinate debt bearing interest at rates ranging from 6.5% to 7.0% per annum. Of this debt, $3.7 million in principal amount will mature on the earlier of December 1, 1999 or within five days following the closing of this offering; $8.9 million in principal amount will mature on the earlier of January 1, 2000 or within five days after the closing of this offering; $750,000 in principal amount will mature on December 1, 1999; and the balance will mature beginning in April 2000. In connection with the issuance of the debt, we also issued warrants to purchase, on a pro-rata basis, an aggregate of 599,333 shares of common stock at an exercise price from $9.10 to $10.00 per share. We believe the issuance of the debt and the warrants was exempt from registration under Section 4(2) of the Securities Act and under Rule 506 of Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering.

ITEM 16. EXHIBITS

EXHIBIT NO.                                               DESCRIPTION
-----------  ------------------------------------------------------------------------------------------------------
   1.1**     Form of Underwriting Agreement.

   3.1**     Amended and Restated Articles of Incorporation.

EXHIBIT NO.                                               DESCRIPTION
-----------  ------------------------------------------------------------------------------------------------------
   3.2**     Bylaws.

   4.1**     Description of capital stock contained in the Amended and Restated Articles of Incorporation (See
             Exhibit 3.1).

   4.2**     Description of rights of security holders contained in the Bylaws (See Exhibit 3.2).

   4.3**     Form of common stock certificate.

   5.1**     Opinion of Van Valkenberg Furber Law Group, P.L.L.C.

   9.1**     Voting Trust Agreement, dated June 30, 1997, between various Jore Corporation shareholders and Matthew
             Jore, Trustee.

  10.1**     Amended and Restated Jore Corporation 1997 Stock Plan.

  10.2**     Common Stock Purchase Option, dated February 10, 1999, between Jore Corporation and William M. Steele,
             Trustee of the Steele Family Trust.

  10.3**     Common Stock Purchase Option, dated February 10, 1999, between Jore Corporation and Gary S. Houck.

  10.4+**    Exclusive Supply Agreement, dated October 1, 1998, between Jore Corporation and Sears, Roebuck and Co.

  10.5**     Lease Agreement, dated September 1, 1996, between Jore Corporation and Jore Land, L.L.C.

  10.6**     Lease Agreement, dated January 1, 1997, between Jore Corporation and Jore Land, L.L.C.

  10.7**     Lease Agreement, dated September 1, 1997, between Jore Corporation and Jore Land, L.L.C.

  10.8**     Lease Agreement, dated October 1, 1998, between Jore Corporation and Jore Land, L.L.C.

  10.9**     Master Equipment Lease Agreement, dated July 6, 1998, between Key Corp Leasing and Jore Corporation.

  10.10**    Interim funding Loan and Security Agreement, dated March 3, 1999, between Key Corp Leasing and Jore
             Corporation.

  10.11**    Option Agreement, dated February 1, 1999, between Jore Corporation, Matthew Jore and Jore Land L.L.C.

  10.12**    Patent Assignment, dated January 1, 1999, between Jore Corporation and Matthew Jore.

  10.13**    Patent Assignment, dated January 1, 1999, between Jore Corporation and Matthew Jore.

  10.14**    Patent Assignment, dated January 1, 1999, between Jore Corporation and Matthew Jore.

  10.15**    Form of Lock-up Agreement executed by certain of Jore Corporation's shareholders.

  10.16**    Patent Assignment, dated April 2, 1999, between Jore Corporation and Matthew Jore.

  10.17+**   License Agreement, dated April 28, 1999, by and among Stanley Logistics, Inc., The Stanley Works and
             Jore Corporation.

  10.18**    Loan and Security Agreement, dated May 15, 1996 and as amended May 12, 1999, between Jore Corporation and Coast Business Credit.

  10.19**    Patent Assignment, dated January 1, 1999 between Jore Corporation and Matthew Jore.

  10.20**    Limited Craftsman-Registered Trademark- Trademark License Agreement, dated May 3, 1999, between Sears,
             Roebuck and Co. and Jore Corporation.

  10.21+**   Sales and Marketing Agreement, dated January 1, 1999, between Jore Corporation and Manufacturers'
             Sales Associates, LLC.

EXHIBIT NO.                                               DESCRIPTION
-----------  ------------------------------------------------------------------------------------------------------
  10.22**    Employment Agreement, dated June 8, 1999, between Matthew B. Jore and Jore Corporation.

  10.23**    Purchase Agreement, dated April 7, 1999, between DADCO and Jore Corporation.

  10.24**    Guaranty, dated April 7, 1999, given by Matthew B. Jore to DADCO.

  10.25**    Purchase Agreement, dated June 4, 1999, between Blaine Huntsman and Jore Corporation.

  10.26**    Guaranty dated June 4, 1999, given by Matthew B. Jore to Blaine Huntsman.

  10.27**    Registration Rights Agreement, dated June 4, 1999, between Jore Corporation and Blaine Hunstman.

  10.28**    Independent Contractor Agreement, dated June 30, 1999, between Thomas E. Mahoney and Jore Corporation.

  10.29**    Strategic Alliance Agreement, dated May 7, 1999, between Jore Corporation and International Tool
             Machines of Florida, Inc.

  10.30**    Business Consultant and Management Agreement, dated May 7, 1999, between Jore Corporation and Karl
             Giebmanns.

  10.31**    Credit Agreement, dated August 19, 1999, between First Security Bank, N.A. and Jore Corporation.

  10.32**    Indemnity Agreement, dated September 14, 1999, between Matthew B. Jore, Michael W. Jore, Merle B.
             Jore, The Michael Jore Family Trust, the Matthew Jore Family Trust and the Merle and Fay Jore Family
             Trust.

  16.1**     Letter, dated July 7, 1999, from Galusha, Higgins & Galusha re change in certifying accountant.

  21.1**     List of Jore Corporation's Subsidiaries.

  23.1**     Consent of Van Valkenberg Furber Law Group P.L.L.C. (Included in Exhibit 5.1).

  23.2**     Consent of Boone, Karlberg & Haddon P.C.

  23.3       Consent of Deloitte & Touche LLP.

  24.1**     Power of Attorney.

  24.2**     Power of Attorney.

  27.1**     Financial Data Schedule.


------------------------


**  Previously filed


+ Portions of this exhibit has been omitted pursuant to an application for Confidential Treatment filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ITEM 17. UNDERTAKINGS

    The Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

        (i) include any prospectus required by section 10(a)(3) of the Securities Act;

        (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement of the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

        (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    In accordance with the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Ronan, State of Montana, on September 15, 1999.


                                JORE CORPORATION

                                By:  *
                                     -----------------------------------------
                                     Matthew B. Jore
                                     PRESIDENT AND CHIEF EXECUTIVE OFFICER

    In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------
                                 Chairman, President and
*                                Chief Executive Officer
------------------------------     (Principal Executive     September 15, 1999
Matthew B. Jore                          Officer)

                                 Chief Financial Officer
/s/ DAVID H. BJORNSON            and Director (Principal
------------------------------   Financial and Accounting   September 15, 1999
David H. Bjornson                        Officer)

------------------------------   Executive Vice President   September 15, 1999
Michael W. Jore                        and Director

------------------------------           Director           September 15, 1999
Thomas E. Mahoney

------------------------------           Director           September 15, 1999
Bruce Romfo

------------------------------           Director           September 15, 1999
William M. Steele

------------------------------           Director           September 15, 1999
James P. Mathias

------------------------------           Director           September 15, 1999
Blaine Huntsman



*By:    /s/ DAVID H. BJORNSON
      -------------------------                              September 15, 1999
          David H. Bjornson
          ATTORNEY-IN-FACT